MGT Capital Announces Equity Purchase Agreement of up to $35 Million

Proceeds to be Used for Further Investment in Cryptocurrency Mining

DURHAM, N.C., September 12, 2017 /PRNewswire/ -- MGT Capital Investments, Inc. (OTC: MGTI) announced today that it has amended its existing equity line of credit with L2 Capital to allow MGT the flexibility to put to L2 up to 12.3 million shares of the Company’s common stock from time to time at the Company’s discretion. The Company intends to promptly file an S-1 Registration Statement with the U. S. Securities and Exchange Commission with full details of the Equity Purchase Agreement (“EPA”). No securities will be sold until the Company receives notice of Effectiveness by the SEC.

The amended EPA was granted by L2 with no further commitment fee or other cost. At the time of execution of the amendment, the value of the commitment by L2 was $35 million. Robert Ladd, President and CEO of MGT stated, “A vote of confidence of this size lends to the growing evidence of the profitability of our current Bitcoin mining efforts. We can’t wait to deploy this capital in an accretive manner to further our goal of being the largest cryptocurrency entity in North America.”

About MGT Capital Investments, Inc.

With facilities in WA state, MGT Capital Investments, Inc. (OTC: MGTI) ranks as one of the largest U.S. based Bitcoin miners. Further, the Company continues to focus on an expansion model to grow its crypto assets materially.

The Company is also developing a portfolio of cyber security technologies, with industry pioneer John McAfee as its visionary leader, creating advanced protection technologies for mobile and personal tech devices, as well as corporate networks. The Company’s first product, Sentinel, an enterprise class network intrusion detector, is currently in beta testing, with commercial release anticipated by the end of September 2017. The Company also has entered into a joint venture with Nordic IT to develop and market a mobile phone with extensive privacy and anti-hacking features. The Privacy Phone has a tentative release date of February 2018.

For more information on the Company, please visit: http://ir.stockpr.com/mgtci

Forward–looking Statements

This press release contains forward–looking statements. The words or phrases “would be,” “will allow,” “intends to,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” or similar expressions are intended to identify “forward–looking statements.” All information set forth in this news release, except historical and factual information, represents forward–looking statements. This includes all statements about the Company’s plans, beliefs, estimates and expectations. These statements are based on current estimates and projections, which involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. These risks and uncertainties include issues related to: rapidly changing technology and evolving standards in the industries in which the Company and its subsidiaries operate; the ability to obtain sufficient funding to continue operations, maintain adequate cash flow, profitably exploit new business, license and sign new agreements; the unpredictable nature of consumer preferences; and other factors set forth in the Company’s most recently filed annual report and registration statement. Readers are cautioned not to place undue reliance on these forward–looking statements, which reflect management’s analysis only as of the date hereof. The Company undertakes no obligation to publicly revise these forward–looking statements to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risks and uncertainties described in other documents that the Company files from time to time with the U.S. Securities and Exchange Commission.

Investor and Media Contact

Grace Livingston

glivingston@mgtci.com

919.973.0954